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ANNUAL STATEMENT OF COMPLIANCE

Per the applicable Servicing Agreement for each of the transactions listed on Schedule I hereto, the undersigned, a duly authorized officer of Pacific Life Insurance Company, in its applicable capacity as listed on Schedule I (“Pacific Life”), hereby certifies as follows as of and for the year ending December 31, 2021 (the “Reporting Period”):

1. A review of Pacific Life’s activities during the Reporting Period and of its performance under the applicable Servicing Agreement has been made under such officer’s supervision; and

2.To the best of such officer’s knowledge, based on such review, Pacific Life has fulfilled all of its obligations under the applicable Servicing Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 1st day of March 2022.

PACIFIC LIFE INSURANCE COMPANY

By:  /s/ L. Lisa Fields

Name: L. Lisa Fields

Title: Assistant Vice President

SCHEDULE I

Transaction                                                                                           Capacity

DBJPM 2016-SFC                                                                                 Special Servicer – Westfield San Francisco Centre

Benchmark 2019-B12 Mortgage Trust                                                   Special Servicer – Woodlands Mall

Houston Galleria Mall Trust 2015-HGLR                                             Special Servicer – Houston Galleria Mall

CSMC 2020-WEST                                                                                Special Servicer – The Westchester

WP Glimcher Mall Trust 2015-WPG                                                     Special Servicer – Scottsdale Quarter

PACIFIC LIFE INSURANCE COMPANY

700 Newport Center Drive, Newport Beach, California 92660-6307, Telephone (949) 219-3011